UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Potbelly Corporation
(Name of registrant as specified in its charter)

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111 North Canal Street, Suite 850

Chicago, Illinois 60606

Supplement to Proxy Statement for the Annual

Meeting of Shareholders To Be Held on June 24, 2020

To the Shareholders of Potbelly Corporation:

On behalf of the Board of Directors (the “Board”) of Potbelly Corporation, a Delaware corporation (the “Company”), we are writing to provide you with important updates relating to the Company’s 2020 Annual Meeting of Shareholders to be held on Wednesday, June 24, 2020, at 8:00 a.m., Central Time (the “Annual Meeting”) and the election of directors at the Annual Meeting. This proxy statement supplement, dated June 12, 2020 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) for the Annual Meeting that the Company filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2020.

Withdrawal of Nominees for Election as Director

On June 12, 2020, the Company announced that Susan Chapman-Hughes and Dan Ginsberg resigned as directors of the Board, effective June 8, 2020 and June 9, 2020, respectively. Therefore, the nominations of Ms. Chapman-Hughes and Mr. Ginsberg have been withdrawn. On June 9, 2020, immediately following Mr. Ginsberg’s resignation, the Board reduced the size of the Board from ten directors to eight directors.

Neither Ms. Chapman-Hughes’ nor Mr. Ginsberg’s resignation was the result of any dispute with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

At the Annual Meeting, eight rather than ten directors will be nominated for election to the Board. Each of the eight nominees is named in the 2020 Proxy Statement. These developments do not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement.

Voting Matters

On or about May 20, 2020, the Company commenced the distribution of a Notice of Annual Meeting of Shareholders and Proxy Statement to its shareholders. This Supplement is being made available on or about June 12, 2020. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement.

If you have already voted via the Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement under the caption “General Information about the Annual Meeting and Voting.” Attendance at the Annual Meeting via the Internet will not, without further action, revoke a proxy. Proxies which have already been submitted, and which are not subsequently revoked or changed, will be voted at the Annual Meeting as indicated.

This Supplement does not change the proposals to be acted upon at the Company’s Annual Meeting, which are described in the Proxy Statement, except that Ms. Chapman-Hughes and Mr. Ginsberg are no longer standing for election as directors. No votes received prior to or after the date of this Supplement will be counted for or against the election of Ms. Chapman-Hughes or Mr. Ginsberg to our Board.

YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option.

By order of the Board of Directors,

/s/ Matthew Revord
Matthew Revord,
Corporate Secretary

June 12, 2020